[HOME DIRECTOR LOGO]                              2525 Collier Canyon Road
                                                  Livermore, CA 94551
                                                  Phone 925-373-0785
                                                  Fax 925-243-1745

                      HOME DIRECTOR ANNOUNCES RESTRUCTURING

                      SELLS NETWORK INSTALLATION BUSINESS;
                           SEEKS ADDITIONAL FINANCING

LIVERMORE, CA, MARCH 21, 2005 -- Home Director, Inc. (OTCBB: HMDR), an innovator of home entertainment technology, today announced that it has sold substantially all of the assets of its Digital Interiors subsidiary to 180 Connect, Inc., a leading installer and integrator of home wiring and electrical systems. Home
Director reported that the purchase price was approximately $350,000 in cash and additional contingent payments under a formula based on certain revenues of the buyer over the next 18 months. Under agreements related to the sale, 180 Connect was designated a Preferred Installer of Home Director's home networking solutions.

The sale of the Digital Interiors assets effectively terminates Home Director's home networking installation business, previously the primary source of its costs and revenues. The transaction significantly reduces Home Director's payroll and other expenses and is expected to reduce the Company's ongoing working capital needs. Home Director believes that it would have been unable to continue in business if it had not completed the transactions. It has applied the immediate cash proceeds from the sale to satisfy certain liabilities associated with its former installation business, consisting principally of outstanding payroll obligations.

In connection with the sale, the buyer assumed Digital Interiors' obligations under a number of network installation contracts with Home Directors' builder clients. Based on the anticipated performance of these contracts by the buyer, the Company expects to continue sales of its products for installation in a number of new home developments that are already planned or under construction.

Michael Liddle, CEO of Home Director, commented, "The sale of Digital Interiors to 180 Connect is meant to allow Home Director to focus on its core product business, which is designing, manufacturing, and sourcing the latest technology in home entertainment and networking for builders and home buyers. It relieves us of significant working capital burdens which have hampered the development of our core operations for the last several years. Home Director is now able to rely on a partner that currently serves more than 10,000 homes a day to install our products anywhere in the country. By providing 180 Connect with our best practices and people from Digital Interiors who have been serving our customers for the past five years, we rest comfortably that our customers will be well served into the future through the business we will do in collaboration with 180
Connect."

The Company further reported its immediate intention to seek additional financing, particularly in light of defaults under its existing accounts receivable financing arrangement which requires application of current collections to pay down an outstanding financing balance of approximately
$510,000. Subject to the Company's ability to obtain adequate financing, the
Company expects its ongoing relationship with 180 Connect will provide a continuing source of sales of its home networking products and could enable it to achieve

profitability and positive cash flow within the next six to nine months. The
Company cautioned, however, that there is no assurance it will be able to obtain the financing it requires and that any such financing would almost certainly be on terms that are extremely dilutive to existing stockholders and could result in a change of control of the Company. If the Company does not obtain adequate financing, it will be forced to cease operations.

The Company currently does not have funds available to pay an independent public accounting firm to audit its 2004 financial statements. As a result, the Company will be unable to complete and file its Form 10-KSB for the year ended December
31, 2004, unless and until it obtains financing sufficient to enable it to pay its accountants. Since the transactions with 180 Connect and the developments in the Company's business which led to these transactions represent a material change in the Company's operations and its financial condition, the information contained in the Company's current registration statement on Form SB-2 is no longer accurate, and sales of the Company's common stock pursuant to the prospectus under the registration statement may no longer be effected unless and until the Company is able to file an appropriate supplement to the prospectus or an amendment to the registration statement containing updated financial and other information.

ABOUT HOME DIRECTOR:
--------------------
Home Director designs, manufactures and sells home networking products that it calls the "The Power Behind Intelligent Living." These home networking solutions interconnect security systems, audio systems, video services, utilities, personal computers and the Internet. Its products are primarily installed as basic infrastructure in new homes. Winner of the 2001 Innovative Technology
Award from the National Association of Home Builders and Popular Science
Magazine, and the 2001 Mark of Excellence Award from the Home Automation and
Networking Association, the Company's home networking solutions have been purchased by more than 60,000 home owners in the United States and Canada. To learn more about Home Director, visit www.homedirector.com or call
1-800-426-7144.

ABOUT 180 CONNECT:
------------------
180 Connect Inc. is North America's largest provider of installation services to the direct broadcast satellite and cable industries servicing the residential market. Through its many and varied services, the Corporation makes the critical connection between the network infrastructure of such well known customers as
Cablevision, Comcast, DIRECTV, Rogers, Cox, Hughes Network Systems, Charter and
Time Warner and the residences and commercial locations of their customer's subscribers. The Corporation's services include new installations, disconnections, service upgrades and downgrades. With more than 2,800 skilled technicians and 800 support personnel based in over 100 operating locations, 180
Connect is well positioned to benefit from the expected growth in the cable and satellite delivered services. 180 Connect Inc. shares are traded under the name of 180 Connect Inc. on the TSX under the symbol NCT.U. For Information please contact Investor Relations or visit our website at www.180connect.net

FORWARD-LOOKING STATEMENTS:
---------------------------
This press release includes statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities
Litigation Reform Act of 1995. These forward-looking statements reflect Home
Director's current views about future events. They are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate",
"possibility" and similar expressions identifying their forward-looking character. Investors should not rely on these forward-looking statements as assurances of future events, because such statements are inherently subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the company's expectations. The factors that may affect the outcome of such expectations include, but are not limited to, the risk that the Company will be unable to obtain sufficient financing to enable it to continue in business, and other factors detailed from time to time in the
Company's filings with the Securities and Exchange Commission.

COMPANY CONTACT:
----------------
Tom Wilky
Home Director, Inc.
(602)-725-2941
twilky@homedirector.com

INVESTOR RELATIONS CONTACT:
---------------------------
Peter Seltzberg
Cameron Associates
212-554-5487
peter@cameronassoc.com